Exhibit 99.1
Orion Energy Systems, Inc. Releases Preliminary Fiscal 2011 Third Quarter Results
Expects Record Quarter for Revenues and Operating Income
MANITOWOC, WI — January 24, 2011 — Orion Energy Systems, Inc. (NYSE Amex: OESX), a leading power technology enterprise, announced today preliminary financial results for its fiscal 2011 third quarter ended December 31, 2010 in anticipation of President Obama’s scheduled visit to the Company’s headquarters on January 26, 2011.
For the third quarter of fiscal 2011, Orion expects to report:
•	A record level of GAAP revenues of approximately $29.7 million, a 54% increase compared to $19.3 million for the third quarter of fiscal 2010.

•	Operating income of approximately $2.7 million for the third quarter compared to $0.6 million in the comparable prior-year period, representing the highest quarterly operating income in the Company’s history.

•	GAAP net income for the fiscal 2011 third quarter of approximately $0.6 million, or $0.03 per share, which includes the impact of a 74.8% effective income tax rate. For the third quarter of fiscal 2010, GAAP net income was $0.8 million, or $0.04 per share, which included a 44.6% effective income tax benefit.
Total backlog at the end of the third quarter of fiscal 2011 is expected to be $8.6 million, compared to $5.1 million at the end of the third quarter of fiscal 2010 and $13.7 million at the end of the second quarter of fiscal 2011.
Orion had $9.9 million in cash and cash equivalents and $1.0 million in short-term investments as of December 31, 2010, compared to $13.3 million and $1.0 million, respectively, at September 30, 2010. Total short and long-term debt was $5.9 million as of December 31, 2010, compared to $6.1 million at September 30, 2010. There were no borrowings outstanding under the Company’s revolving credit facility as of December 31, 2010, which has an availability of $13.7 million.
Orion will report its complete financial results for its fiscal 2011 third quarter and fiscal year-to-date period ended December 31, 2010, and its outlook for the remainder of fiscal 2011, during its conference call for analysts and investors on Tuesday, February 1, at 5:00 p.m. Eastern. Orion’s fiscal 2011 third quarter earnings announcement is scheduled for release on Tuesday, February 1, at approximately 4:00 p.m. Eastern. Orion does not intend to discuss or comment further on its preliminary expected financial results for its fiscal 2011 third quarter, or its outlook for the remainder of its 2011 fiscal year, until its upcoming February 1 conference call. Orion stated these expected fiscal 2011 third quarter results were preliminary and, therefore, are subject to potential adjustment based on its customary quarterly closing and review procedures.
Orion Energy Systems Inc. (NYSE Amex: OESX) is a leading power technology enterprise that designs, manufactures and deploys energy management systems — consisting primarily of high-performance, energy-efficient lighting platforms, intelligent wireless control systems and direct renewable solar technology for commercial and industrial customers — without compromising their quantity and quality of light. For more information, visit www.oesx.com.
Investor Relations Contact
Mike Harris
Vice President — Investor Relations
(920) 892-5412
mharris@oesx.com